Exhibit 99.1

[BAUSCH & LOMB LOGO]                                                               NEWS
Bausch & Lomb Reports Solid First Quarter
- -	Earnings Per Share Up 47 Percent on Nine Percent Sales Gain Company Raises Full-Year EPS Guidance Five Cents to $3.45

FOR RELEASE TUESDAY, APRIL 19, 2005

ROCHESTER, N.Y. - Bausch & Lomb (NYSE:BOL) today released results for the first quarter ended March 26, 2005. Total reported sales of $554.3 million increased nine percent over the $510.3 million reported in the first quarter of 2004, or six percent on a constant-currency basis. The Company's lens care category led sales growth, increasing 13 percent in the quarter (11 percent in constant currency), primarily reflecting the timing of a significant order from a major U.S. retail customer.

First-quarter earnings per share rose 47 percent to $0.63, compared to $0.43 a year ago, reflecting a favorable sales mix due to the strong lens care performance, partially offset by increased investment in research and development, and higher selling, general and administrative expenses.

Gross margins increased to 58.1 percent of sales, compared to 56.8 percent in 2004, reflecting favorable sales mix and manufacturing efficiencies, somewhat offset by negative currency effects. Selling, general and administrative expenses of $222.5 million increased five percent from 2004, while research and development expense of $39.2 million increased 13 percent.

"This was a solid first quarter," said Bausch & Lomb Chairman and Chief Executive Officer Ronald L. Zarrella. "Strong overall operating performance generated about three cents of earnings upside compared to our expectations. That was augmented by the earnings impact from higher-than-anticipated lens care sales. While the majority of the lens care upside was associated with the timing of a major customer promotion that shifted sales from the second quarter to the first, we believe some of it was incremental to our previous expectations. As a result, we have increased full-year EPS guidance from $3.40 to $3.45."

Revenue Trends

First-quarter U.S. revenues of $212.3 million increased nine percent from the prior year, and represented 38 percent of total Company sales. Revenues derived in markets outside the U.S. increased eight percent over the same period in 2004, and were up four percent on a constant-currency basis. Revenue trends for each of the Company's geographic operating segments were:
Unaudited	Reported	Constant Currency
Americas	+ 9%	+ 9%
Europe, Middle East and Africa	+ 7%	+ 3%
Asia	+ 9%	+ 7%

Reported sales growth rates reflected gains for contact lenses, lens care products, pharmaceuticals, and cataract and vitreoretinal surgery products in each geographic region, which more than offset declines in sales of refractive surgery products. Revenue trends by product category were:
Unaudited	Reported	Constant Currency
Contact Lenses	+ 9%	+ 6%
Lens Care	+ 13%	+ 11%
Pharmaceuticals	+ 13%	+ 10%
Cataract and Vitreoretinal	+ 6%	+ 3%
Refractive	- 12%	- 14%

Contact lens sales growth was attributable to the Company's lines of soft contact lenses, led by double-digit gains for Bausch & Lomb's SofLens® Toric, SofLens Multi-Focal, PureVision™, SofLens One Day and SofLens59 lines.

Lens care category growth mainly reflected higher sales of multi-purpose solutions, which grew in excess of 20 percent. Fueling that increase were sales associated with the aforementioned U.S. retail customer's promotion; market share gains by ReNu® with MoistureLoc™ following its late 2004 launch; and incremental sales associated with the launch of ReNu MultiPlus® in Japan.

Pharmaceuticals category growth primarily reflected incremental sales from the U.S. launch of Zylet™ combination ophthalmic suspension and continued gains by the Company's lines of ocular nutritional products in each geographic segment. Overall gains in European pharmaceutical revenues also reflected higher sales of dry eye and anti-inflammatory products.

Cataract and vitreoretinal growth was led by the Company's lines of intraocular lenses (IOLs) and insertion systems, and phacoemulsification products, which more than offset declines in viscoelastics. Constant-currency IOL sales growth of six percent reflected strong double-digit gains for Bausch & Lomb's SofPort™ and Akreos™ lines of foldable IOLs.

Refractive surgery sales declines were attributed to lower laser equipment sales in the Americas and Europe regions. Prior-year results for the Americas included revenues associated with initial placements and upgrades to Bausch & Lomb's Zyoptix™ system for customized LASIK surgery, which had received U.S. regulatory clearance late in 2003. Non-U.S. revenues in the prior-year period had included sales associated with the launch of the Bausch & Lomb Technolas® z100 laser.

Liquidity Highlights and Trends

Cash and investments totaled $483.0 million at the end of the first quarter, reflecting a total cash outflow of $18.8 million since the end of 2004.

Cash flows from operating activities totaled $13.2 million in the quarter, compared to $19.0 million a year ago. Higher earnings and lower tax payments were more than offset by the impact of higher inventories and the timing of cash collections on accounts receivable. Capital expenditures totaled $14.9 million in the 2005 first quarter, compared to $18.9 million in 2004.

Bausch & Lomb Senior Vice President and Chief Financial Officer Stephen C. McCluski commented, "In the first quarter, our balance sheet and liquidity positions remained very strong, and our financial flexibility was enhanced by Standard & Poor's upgrade to our credit rating and by Fitch Ratings' investment grade assessment of our debt. Given our performance to date, we continue to project full-year cash flows from operating activities of approximately $270 million and capital spending of approximately $120 million."

Expectations for Remainder of 2005

Bausch & Lomb continues to project full-year constant-currency sales growth between six and seven percent. At current exchange rates, reported growth is expected to be approximately two percentage points higher. The Company also continues to expect full-year 2005 gross margin improvement as compared to 2004, as well as declines in SG&A spending as a percentage of sales, and R&D expenses growing at a faster rate than sales.

The foregoing projections do not include the effect of any potential future decision to repatriate foreign earnings for purposes consistent with the American Jobs Creation Act of 2004.

Bausch & Lomb STATEMENT OF EARNINGS
	Three Months Ended
	------------------------------------------------
Dollar Amounts in Millions - Except Per Share Data	March 26, 2005 (Unaudited)	March 27, 2004 (Unaudited)
--------------------------------------------------------	--------------	--------------
Net Sales
Americas	$235.1	$215.0
Europe	216.1	201.1
Asia-Pacific	103.1	94.2
	--------------	--------------
	554.3	510.3
Cost and Expenses
Cost of products sold	232.0	220.4
Selling, administrative and general	222.6	211.8
Research and development	39.2	34.6
	--------------	------------------
	493.8	466.8
	------------------	--------------
Operating Earnings	60.5	43.5
Other (Income) Expense
Interest and investment income	(3.9)	(4.0)
Interest expense	10.9	11.8
(Gain) / loss from foreign currency	-	(1.3)
	--------------	--------------
	7.0	6.5
	--------------	--------------
Earnings Before Income Taxes and Minority Interest	53.5	37.0
Provision for income taxes	17.7	12.4
	--------------	--------------
Earnings Before Minority Interest	35.8	24.6
Minority interest in subsidiaries	1.3	1.1
	--------------	--------------
Net Earnings	$34.5	$23.5
	========	========
Net Earnings Per Share	$0.63	0.43
	========	========
Average Shares Outstanding - (000s)	55,220	54,566
	========	========

SUPPLEMENTAL REVENUE INFORMATION
Net Sales
Contact Lens Lens Care Pharmaceuticals Cataract and Vitreoretinal Refractive	$171.0 129.4 130.3 89.5 34.1	$157.1 114.2 115.7 84.4 38.9
	---------------	--------------
	$554.3	$510.3
	========	========

Bausch & Lomb BALANCE SHEET
Dollar Amounts in Millions	March 26, 2005 (Unaudited)	December 25, 2004
--------------------------------------------------------------------------------	---------------------	--------------------
Assets
Cash and Short-term Investments	$483.0	$501.8
Trade Receivables, Net	504.0	511.4
Inventories, Net	219.8	204.4
Other Current Assets	176.6	162.9
	---------------	--------------------
Current Assets	1,383.4	1,380.5
Properties, Net	573.1	580.9
Goodwill and Intangible Assets	951.8	940.6
Other Assets	117.6	120.1
	---------------	---------------
Total Assets	$3,025.9	$3,022.1
	========	===========
Liabilities and Shareholders' Equity
Short-Term Debt	$100.9	$100.8
Other Current Liabilities	693.3	731.7
	---------------	--------------------
Current Liabilities	794.2	832.5
Long-Term Debt	542.0	543.3
Other Long-Term Liabilities	199.6	203.9
Minority Interest	16.7	15.5
	---------------	--------------------
Total Liabilities	1,552.5	1,595.2
Shareholders' Equity	1,473.4	1,426.9
	---------------	--------------------
Total Liabilities and Shareholders' Equity	$3,025.9	$3,022.1
	========	===========

Note: All per share amounts in this release are calculated on the diluted basis, as defined by Statement of Financial Accounting Standards (SFAS) No. 128.

Investor Conference Call Information

10:00 a.m. (ET)
The News Media is invited to listen only on this call.

Call-in Number: 913.981.5507

Rebroadcast Number: 719.457.0820
Confirmation #921349

The rebroadcast of the conference call will be available starting at 1:30 p.m. ET April 19, 2005 through midnight on April 23, 2005.

Additionally, the investor call will be broadcast live over the Internet. It can be accessed from the Investor Relations page of the Company's Web site, www.bausch.com, or at www.vcall.com.

News Media Contact:
Margaret Graham
585.338.5469
Mgraham@bausch.com

Investor Relations Contact:
Daniel L. Ritz
585.338.5802
Daniel.L.Ritz@bausch.com

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including, without limitation, those concerning global and local economic, political and sociological conditions, and the effect on economic, commerce, social and political systems caused by natural disasters (such as, without limitation, earthquakes, hurricanes/typhoons, tornadoes and tsunamis), currency exchange rates, government pricing changes and initiatives with respect to healthcare products, changes in laws and regulations relating to the Company's products and the import and export of such products, product development and rationalization, enrollment and completion of clinical trials, the ability of the Company to obtain regulatory approvals, the outcome of litigation, the ability of the Company to launch products within planned timeframes, the success of product introductions, the financial well-being of key customers, development partners and suppliers, the successful execution of marketing strategies, the continued successful implementation of the Company's efforts in managing and reducing costs and expenses, the Company's success in introducing and implementing its enterprise-wide information technology initiatives, including the corresponding impact on internal controls and reporting, the Company's success in the process of management testing, including the evaluation of results, and auditor attestation of internal controls (as required under the Sarbanes-Oxley Act of 2002), the continued successful execution of the Company's profitability improvement plans, continued positive relations with third party financing sources, as well as the risk factors listed from time to time in the Company's SEC filings, including but not limited to, the current report on Form 8-K dated June 14, 2002 and the Form 10-K for the year ended December 25, 2004.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York. Bausch & Lomb's 2004 revenues were $2.2 billion; it employs approximately 12,400 people worldwide and its products are available in more than 100 countries. More information about the Company can be found on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb.